STOCK PURCHASE AGREEMENT

dated

June 21, 2013

by and among

Prime Acquisition Corp., a Cayman Islands company,

as Parent

Prime BHN Luxembourg S.àr.l., a Luxembourg company,

as LuxCo

BHN LLC, a New York limited liability company

as BHN

Seba S.r.l., an Italian limited liability company,

as Company

and Francesco Rotondi and Luca Massimo Failla,

as the Sellers,

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II TERMS AND CONDITIONS OF THE PURCHASE AND SALE		8
2.1	Exchange	8
2.2	Exchange Consideration	8
2.3	Delivery of the Exchange Shares	8
2.4	Closing	8
2.5	Board of Directors	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS		9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, LUXCO AND BHN		9

ARTICLE V COVENANTS OF COMPANY AND SELLERS PENDING CLOSING		9
5.1	Conduct of the Business	9
5.2	Access to Information	11
5.3	Notices of Certain Events	12
5.4	Exclusivity	12
5.5	Annual Financial Statements	13
5.6	SEC Filings	13
5.7	Financial Information	13

ARTICLE VI COVENANTS OF Company and SELLERS		14
6.1	Confidentiality	14
6.2	Injunctive Relief	14
6.3	Best Efforts to Obtain Consents	14
6.4	Financial Reporting	14

ARTICLE VII COVENANTS OF PARENT, LUXCO and BHN		15
7.1	Registration Statement	15
7.2	Dividend	15
7.3	Listing on NASDAQ	15
7.4	Guaranty	15
7.5	Side Letter	15

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		16
8.1	Best Efforts; Further Assurances	16
8.2	Confidentiality of Transaction	16
8.3	Business Combination Tender Offer	16

ARTICLE IX CONDITIONS TO CLOSING		16
9.1	Condition to the Obligations of the Parties	16
9.2	Conditions to Obligations of Parent, LuxCo and BHN	17
9.3	Conditions to Obligations of Sellers and Company	19

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TABLE OF CONTENTS (CONTINUED)

ARTICLE X INDEMNIFICATION		20
10.1	Indemnification of Parent, LuxCo and BHN	20
10.2	Indemnification of Sellers	20
10.3	Procedure	21
10.4	Periodic Payments	23
10.5	Right of Set Off	23
10.6	Payment of Indemnification	23
10.7	Insurance	23
10.8	Survival of Indemnification Rights	23

ARTICLE XI DISPUTE RESOLUTION		24
11.1	Arbitration	24
11.2	Waiver of Jury Trial; Exemplary Damages	25
11.3	Attorneys’ Fees	25

ARTICLE XII TERMINATION		26
12.1	Termination Without Default; Expenses	26
12.2	Termination Upon Default	26
12.3	Survival	27

ARTICLE XIII MISCELLANEOUS		27
13.1	Notices	27
13.2	Amendments; No Waivers; Remedies	29
13.3	Arms’ Length Bargaining; no Presumption Against Drafter	29
13.4	Publicity	29
13.5	Expenses	30
13.6	No Assignment or Delegation	30
13.7	Governing Law	30
13.8	Counterparts; Facsimile Signatures	30
13.9	Entire Agreement	30
13.10	Severability	30
13.11	Construction of Certain Terms and References; Captions	30
13.12	Further Assurances	31
13.13	Third Party Beneficiaries	31
13.14	Waiver.	31
13.15	Sellers Representative.	32

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of June 21, 2013, by and among Prime Acquisition Corp., a Cayman Islands company (“Parent”), Prime BHN Luxembourg S.àr.l., a Luxembourg company and wholly-owned subsidiary of Parent (“LuxCo”), BHN LLC, a New York limited liability company (“BHN”), Seba S.r.l., an Italian limited liability company (the “Company”), Francesco Rotondi, an individual, and Giuseppe Pantaleo, an individual (the “Sellers”).

WITNESSETH:

A.	Parent was created specifically to acquire a target business within a set timeframe. Parent concluded its initial public offering on March 25th, 2011. It raised $36 million from investors and a private placement from its founders of about $1.6388 million;

B.	In order to exploit certain investment opportunities in southern Europe, Parent has recently incorporated LuxCo to serve as European investment platform to, among other things, invest in real estate assets located in southern Europe from several Sellers listed on Schedule I; and

C.	The Sellers presently owns all of the issued and outstanding Units of the Company;

D.	The Company is the sole owner of the real properties and/or the lessees under the financial lease agreements (a copy of which is attached as Exhibit A) relating to the real properties described in Exhibit B hereto.

E.	Pursuant to Section 13.15, the Sellers desire to appoint Francesco Rotondi as their true and lawful agent and attorney-in-fact (the “Representative”).

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1              “2012 Period” is defined in Section 3.17 of Exhibit 3.

1.2              “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.3              “Additional Agreements” means the Voting Agreement, the Registration Rights Agreement, the Transaction Value Agreement, the Escrow Agreement, the Pledge Agreement, the Stockholders Agreement, and the Deed.

1.4              “Additional Parent SEC Documents” is defined in Section 4.11 of Exhibit 4.

1.5              “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.6              “Arbitrator” is defined in Section 11.1(a).

1.7              “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.8              “Basket” is defined in Section 10.1.

1.9              “BHN” is defined in the Preamble.

1.10          “BHN Termination Fee” is defined in Section 7.5.

1.11          “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the Business or its transactions are otherwise reflected, other than stock books and minute books.

1.12          “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, U.S.A. or Milan, Italy are authorized to close for business.

1.13          “Business” means the Real Property, contracts, liabilities and assets relating to the Real Property, as identified in Exhibits A and B.

1.14          “Change in Cash” means a number equal to the Company’s cash and cash equivalents on the date that is three Business Days prior to the Closing Date, minus the Company’s cash and cash equivalents on date hereof, each calculated in accordance with IFRS.

1.15          “Closing Date” is defined in Section 2.4.

1.16          “Closing” is defined in Section 2.4.

1.17          “Company” is defined in the Recitals.

1.18          “Contract Subject to Consent” has the meaning provided in Section 3.6 of Exhibit 3.

1.19          “Contracts” means the Leases, the loan agreements and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written relating to the Business, to which the Company is a party or by which any of the Real Property is bound, including any agreement entered into by the Company in compliance with Section 5.1 after the signing hereof and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Sellers’ or the Company’s dominion or control.

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1.20          “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (“Controlled Person”) shall be deemed Controlled by (a) any other Person (“10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.21          “Deed” means that certain notarized deed pursuant to which the Units are transferred (subject to the provisions of the Pledge Agreement) from Sellers to Parent and LuxCo pursuant to Italian Laws.

1.22          “Enterprise Value” means EUR 13,600,000.

1.23          “Environmental Laws” is defined in Section 3.25 of Exhibit 3.

1.24          “Escrow Agreement”, means that certain escrow agreement by and among Parent, Luxco, Sellers and Escrow Agent (as defined therein).

1.25          “Exchange Shares” is defined in Section 2.2.

1.26          “Excluded Persons” is defined in Section 5.4.

1.27          “Exchange Rate” means the average exchange rate at which Euros may be exchanged into US Dollars for the 20 days preceding the third Business Day prior to the Closing Date, as set forth on the Reuters world currency webpage.

1.28          “Fair Market Value” means, with respect to shares of Parent’s Common Stock:

(1) if Parent’s Common Stock is traded on a national securities exchange, the Fair Market Value shall be deemed to be the closing price on the trading day prior to any applicable date; or

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(2) if Parent’s Common Stock is traded over-the-counter, the Fair Market Value shall be deemed to be the last sales price on the trading day prior to any applicable date; or

(3) if neither (1) nor (2) is applicable, the Fair Market Value of Parent’s Common Stock shall be at the commercially reasonable price per share which the Company could obtain from a willing third-party buyer for shares of Parent’s Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Parent’s board of directors.

1.29          “Financial Statements” is defined in Section 3.7(a) of Exhibit 3.

1.30          “Guarantees” means the guarantees by Sellers or Sellers’ Affiliates securing repayment of the Company’s Indebtedness, a list of which is set forth in Schedule 3.7.

1.31          “Hazardous Material” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

1.32          “IFRS” means the International Financial Reporting Standards.

1.33          “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under IFRS, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.34          “Indemnifiable Loss Limit” is defined in Section 10.1.

1.35          “Indemnification Notice” is defined in Section 10.3.

1.36          “Indemnified Party” is defined in Section 10.3.

1.37          “Indemnifying Parties” is defined in Section 10.3.

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1.38          “Law” means any domestic or foreign, Federal, state, municipality or local law, statute, ordinance, code, rule, or regulation or common law.

1.39          “Leases” means the leases with respect to the Real Property space leased by Company as set forth on Schedule 3.12 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.40          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.41          “Liabilities” means any Company’s liabilities, obligations or commitments of any nature whatsoever, accrued or unaccrued, matured or unmatured or otherwise, as they would be adequately reflected or reserved against in accordance with IFRS, as of the date that is three Business Days prior to the Closing Date.

1.42          “Loss(es)” is defined in Section 10.1.

1.43          “LuxCo Indemnitees” is defined in Section 10.1.

1.44          “LuxCo” is defined in the Preamble.

1.45          “Material Adverse Change” and “Material Adverse Effect” mean, with respect to the parties hereto, any change, event or effect that individually or when taken together with all other changes, events and effects (financial or otherwise) that have occurred prior to the date of determination, is or is reasonably likely to be material and adverse to the operations, assets, liabilities, business or financial condition of the parties hereto or the Company’s Property owned thereby; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter involving a loss or payment in excess of $1,500,000 by the parties hereto shall constitute a Material Adverse Change with respect to the parties hereto, per se.

1.46          “Maximum Tender Condition” is defined in Section (a) of Exhibit 8.

1.47          “Money Laundering Laws” is defined in Section 3.30 of Exhibit 3.

1.48          “OFAC” is defined in Section 3.31 of Exhibit 3.

1.49          “Offer to Purchase” is defined in Section (c) of Exhibit 8.

1.50          “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.51          “Outside Closing Date” is defined in Section 12.1(a).

1.52          “Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

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1.53          “Parent” is defined in the Recitals.

1.54          “Permits” is defined in Section 3.14 of Exhibit 3.

1.55          “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to LuxCo; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the Business operations and financial condition of the Company so encumbered and that are not resulting from a breach, default or violation by Sellers or the Company of any Contract or Law to the extent applicable to the relevant assets; (iii) zoning, entitlement and other land use and environmental regulations by any Authority, provided that such regulations have not been violated, and (iv) the mortgages, or comparable security interests over the Business’ real estate assets, pursuant to Italian laws, listed on Schedule II.

1.56          “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.57          “Pledge Agreement” means that certain notarized agreement by and among Parent, LuxCo and Company pursuant to which the Units are being pledged in favor of the Sellers in pursuance to Italian laws, in the form of Exhibit C hereto;

1.58          “Pre-Closing Period” means any period that ends on or before the Closing Date, or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.59          “Prospectus” is defined in Section 13.5.

1.60          “Real Property Investigation Period” means the period ending on 9:00 a.m. Central European Time (CET) on June 28, 2013.

1.61          “Real Property” means, collectively, all real properties and interests therein (including the right to use pursuant to financial lease agreements), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.62          “Registration Rights Agreement” means the agreement in substantially the same form and substance as that certain registration rights agreement entered into in connection with Parent’s initial public offering pursuant to its prospectus, dated March 24, 2011, which was consummated on March 30, 2011, modified as necessary to provide for Sellers’ registration rights as provided in this Agreement and the Transaction Value Agreement.

1.63          “Representative” is defined in the Recitals.

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1.64          “Restrictive Covenants” is defined in Section 6.2.

1.65          “SEC” means the Securities and Exchange Commission.

1.66          “Sellers Indemnitees” is defined in Section 10.2.

1.67          “Sellers(s)” is defined in the Recitals.

1.68          “Side Letter” is defined in Section 7.5.

1.69          “Stock Certificate” is defined in Section 2.2.

1.70          “Stockholders Agreement” means that certain stockholders agreement by and among Prime, LuxCo and Sellers pursuant to which the Company shall not take, without Sellers’ prior written consent, the actions listed in Exhibit F hereto.

1.71          “Tangible Assets” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, vehicles, automobiles, trucks, forklifts and other vehicles owned/leased by the Company as it relates to the Business and other tangible property other than the Real Property, including the items listed on Schedule 3.15;

1.72          “Tax Franchise Payment” means the payment of that certain tax franchise which Sellers shall make to the Italian Tax Authorities on June 28, 2013 in reliance upon the consummation of the transactions contemplated by this Agreement and the Additional Agreements.

1.73          “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.74          “Tax(es)” means any tax and duty required by law to be paid and imposed by any national or local taxing authorities, including income tax, property tax, capital gain tax, value added tax, stamp duty and registration and similar taxes and Taxes shall be construed accordingly.

1.75          “Taxing Authority” means any government, state, region or municipality or any governmental, state, social or other fiscal, revenue, customs or excise authority, body or official or other authority competent to impose, assess or collect any liability relating to Taxes.

1.76          “Third-Party Claim” is defined in Section 10.3.

1.77          “Transaction Value Agreement” means that certain transaction value agreement by and between Parent, LuxCo and Sellers, in the form of Exhibit D hereto;

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1.78          “Trust Account” has the meaning provided in Section 13.14.

1.79          “Units” means all of the outstanding units, or “quota”, of the Company.

1.80          “Voting Agreement” is defined in Section 2.5.

ARTICLE II
TERMS AND CONDITIONS OF THE PURCHASE AND SALE

2.1              Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall acquire from Sellers and Sellers shall convey, transfer, assign and deliver to Parent the Units, free and clear of all Liens. Immediately subsequent to the Closing, Parent shall transfer the Units to LuxCo, in exchange for shares of LuxCo.

2.2              Exchange Consideration.The consideration for the Units shall be represented by stock certificates (the “Stock Certificates”) representing a number of shares of Parent’s Common Stock (the “Exchange Shares”) equal to:(a) the Enterprise Value, plus the Change in Cash, minus Liabilities, multiplied by (b) the Exchange Rate, divided by (c) 10.

2.3              Delivery of the Exchange Shares. The Stock Certificates representing the Exchange Shares shall be delivered by Parent (which, at Parent’s convenience, may be delivered within 3 Business Days after the Closing Date) to the Representative at its address for notices in accordance with Section 13.1. The Stock Certificates shall bear the legend set forth on Schedule 2.3. No certificates or scrip representing fractional shares of the Exchange Shares will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional shares will be rounded to the nearest whole share.

2.4              Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Units (the “Closing”) shall take place no later than 2 Business Days after the last of the conditions to Closing set forth in Article IX have been satisfied or waived (the date and time at which the Closing is actually held being the “Closing Date”). At the Closing:

(a)                Parent shall deliver an irrevocable instruction to its transfer agent relating to the issuance of the Exchange Shares in accordance with Section 2.3.

(b)               Sellers and Parent shall execute the Deed and the Pledge Agreement before an Italian Notary Public.

(c)                Parent shall transfer the Units to LuxCo.

2.5              Board of Directors. Immediately after the Closing, Parent’s board of directors will consist of seven (7) directors. BHN shall designate six (6) persons to the Parent’s board of directors, of which three (3) designees shall qualify as an independent director under the Exchange Act, and the rules of any applicable securities exchange, who are expected to initially be (a) Martin Major, (b) Mark Horan, and (c) Marco De Franceschini. Parent shall designate one (1) person to the Parent’s board of directors to serve for one (1) year from the Closing, who shall initially be William Yu. The parties to this Agreement shall enter into a voting agreement in form and substance satisfactory to the parties thereof relating to nominations to the Parent’s board of directors in accordance with this Section 2.5 (the “Voting Agreement”).

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND SELLERS

Except as set forth in the corresponding section of the disclosure schedules referred to in Exhibit 3, each of Company and Sellers, jointly and severally, hereby represents and warrants to Parent and LuxCo that each of the representations and warranties set forth in Exhibit 3, is true, correct and complete as of the date of this Agreement and as of the Closing Date, provided that Sellers shall deliver to Parent and LuxCo the Schedules referred to in Exhibit 3 as soon as they are available after the date hereof, subject to subsequent updates and modifications, but in no event later than June 24, 2013.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, LUXCO AND BHN

Except as set forth in the corresponding section of the disclosure schedules delivered to Company and Sellers concurrently herewith, each of Parent, LuxCo and BHN, jointly and severally, hereby represents and warrants to Company and Sellers that each of the representations and warranties set forth in Exhibit 4 is true, correct and complete as of the date of this Agreement and as of the Closing Date.

ARTICLE V
COVENANTS OF COMPANY AND SELLERS PENDING CLOSING

Company and Sellers covenant and agree that:

5.1              Conduct of the Business.

(a)                From the date hereof through the Closing Date, Company shall conduct the Business only in the ordinary course, consistent with past practices, and shall not enter into any material transactions without the prior written consent of LuxCo, and shall use its best efforts to preserve intact the business relationships with employees, clients, suppliers, tenants, financing banks and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without LuxCo’s prior written consent, with respect to the Business, Company shall not:

(i)                 amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract, or any other right or asset of Company;

(ii)               modify, amend or enter into any contract, deed, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $150,000 (individually or in the aggregate);

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(iii)             make any capital expenditures in excess of $150,000 (individually or in the aggregate);

(iv)             sell, lease, license or otherwise dispose of any of Company’s assets, including without limitation the Real Property, or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) in the ordinary course of business consistent with past practice;

(v)               pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to the Sellers or any Affiliate of Company;

(vi)             authorize any salary increase of more than 10% for any employee making an annual salary of greater than $50,000 or in excess of $80,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company.

(vii)           obtain or incur any loan or other Indebtedness, including drawings under the Company’s existing lines of credit;

(viii)         suffer or incur any Lien on any of the Company’s assets, including without limitation the Real Property, except for Permitted Liens;

(ix)             suffer any damage, destruction or loss of property related to any of Company’s assets, including without limitation Real Property, whether or not covered by insurance;

(x)               delay, accelerate or cancel any receivables or Indebtedness owed to Company;

(xi)             allow Company to be acquired by any other Person;

(xii)           suffer any insurance policy protecting any of the Company’s assets, including without limitation the Real Property, to lapse; or

(xiii)         make any change in its accounting principles or methods or write down the value of any Inventory or assets, including without limitation the Real Property;

(xiv)         extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $8,000 individually or $50,000 in the aggregate;

(xv)           effect or agree to any change in any practices or terms, including payment terms, with respect to customers, suppliers or tenants;

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(xvi)         hire any employees, consultants or advisors;

(xvii)       make or change any material Tax election or change any annual Tax accounting periods; or

(xviii)     agree to do any of the foregoing.

(b)               Sellers and Company shall not (i) take or agree to take any action that might make any representation or warranty of Company hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

5.2              Access to Information.

(a)                From the date hereof until and including the Closing Date, Company shall (a) continue to give LuxCo and Parent and their legal counsel and other representatives full access to the offices and properties of the Business, (b) furnish to LuxCo and Parent, their legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of Company to cooperate with LuxCo and Parent in their investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by Company; provided, that such access shall be in a manner that does not interfere with the normal business operations of the Company.

(b)               If requested by LuxCo or Parent, Company shall arrange for representatives of LuxCo or Parent to meet with or speak to the representatives of the lessees of the Real Property.

(c)                LuxCo or Parent may, promptly after it executes this Agreement and continuing through the Real Property Investigation Period, at their discretion, order a title search (or comparable search) with the appropriate cadastral offices and land registries (or comparable register offices), and conduct such investigations of the Real Property as LuxCo or Parent deem necessary to evaluate the Real Property, including, without limitation, deeds, leases, contracts, engineering, licenses, permits, approvals, physical inspections and all other reasonable information and matters which LuxCo or Parent deem advisable, provided, that such investigation shall be conducted in a manner that does not interfere with the normal business operations of the Company or Company’s tenants. LuxCo and Parent shall have the right to enter upon and pass through the Real Property during normal business hours to physically inspect the same at such times and in such manners as reasonably requested by Parent or LuxCo. Company shall reasonably cooperate with LuxCo and Parent in connection with LuxCo’s and Parent’s reviews and investigations of the Real Property, including by giving LuxCo and Parent reasonable access to the Real Property and making available to LuxCo and Parent copies of all files, documentation, plans, specifications, Records, Books, leases and other materials relating to the Real Property in the possession or within the control of Company for the purpose of conducting such investigations.

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5.3              Notices of Certain Events. Company shall promptly notify LuxCo of:

(a)                any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of Company (or LuxCo or Parent, Post-Closing) to any such Person or create any Lien on any of the Business’ assets, including without limitation the Real Property;

(b)               any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)                any Actions commenced or threatened against, relating to or involving or otherwise affecting Company or any of the Business’ assets, including without limitation the Real Property, or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)               the occurrence of any fact or circumstance which constitutes or results, or could be expected to constitute or result in a Material Adverse Change; and

(e)                the occurrence of any fact or circumstance which constitutes or results, or could be expected to constitute or result in any representation made hereunder by Company to be false or misleading in any respect or to omit or fail to state a material fact.

5.4              Exclusivity. Neither Company nor anyone acting on its behalf is currently involved, directly or indirectly, in any activity which is intended to, nor for so long as this Agreement is in effect, shall Company or anyone acting on its behalf directly or indirectly, (a) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than Parent, LuxCo, BHN or their Affiliates (collectively “Excluded Persons”), or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Business (other than in the ordinary course of business), whether such transaction takes the form of a sale of stock, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise or any joint venture or partnership or (b) otherwise solicit, initiate or encourage the submission (or attempt to submit) of any inquiry or proposal contemplating the sale of all or any part of the Business, or (c) consummate any such transaction or accept any offer or agree to engage in any such transaction. Company shall promptly (within 24 hours) communicate to LuxCo or Parent the terms of any proposal, contract or sale which it may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to LuxCo or Parent. The notice of Company under this Section 5.4 shall include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as LuxCo or Parent may reasonably request.

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5.5              Annual Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each calendar month, Company shall deliver to Parent or LuxCo an unaudited summary of its earnings and an unaudited balance sheet for the period from December 31, 2012 through the end of such calendar month and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer, or comparable authorized officer of Company, to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the December 31, 2012 through the end of the previous month there has been no Material Adverse Effect. Company shall also promptly deliver to Parent or LuxCo copies of any audited financial statements of Company that Company’s certified public accountants may issue.

5.6              SEC Filings.

(a)                Company acknowledges that:

(i)                 Parent will be required to file Annual Reports on Form 20-F that may be required to contain information about the transactions contemplated by this Agreement; and

(ii)               Parent will be required to file Reports of Foreign Private Issuer on Form 6-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)               In connection with any filing Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, Company and Sellers shall, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing (i) cooperate with LuxCo and Parent, (ii) respond to questions about Company or Sellers required in any filing or requested by the SEC, and (iii) provide any information requested by Parent or Parent’s representatives in connection with any filing with the SEC.

5.7              Financial Information. Company shall provide additional financial information requested by the Parent for inclusion in any filings to be made by Parent with the SEC. If requested by LuxCo, such information must be reviewed or audited by the auditors of Company.

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ARTICLE VI
COVENANTS OF Company and SELLERS

Company and Sellers covenant and agree that:

6.1              Confidentiality. Except as otherwise required by law, prior to and after the Closing, Company shall not, without the prior written consent of LuxCo, or a person authorized thereby, disclose to any other Person or use (whether for the account of Company or any other party) any confidential information or proprietary work product of LuxCo or Parent. In the event Company or Sellers believes that it is required to disclose any such confidential information pursuant to applicable Laws, Company or Sellers shall give timely written notice to LuxCo or Parent so that LuxCo or Parent may have an opportunity to obtain a protective order or other appropriate relief. Company and Sellers shall cooperate fully in any such action by LuxCo or Parent.

6.2              Injunctive Relief. If Company or Sellers breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 5.2, 5.5, 6.1, 8.2 or 13.4 (the “Restrictive Covenants”), LuxCo shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to LuxCo by agreement (including those set forth in Section 11.1 hereof), under law or in equity:

(a)                The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to LuxCo and that monetary damages will not provide adequate remedy to LuxCo; and

(b)               The right and remedy to require Company and Sellers, (i) to account for and pay over to LuxCo all compensation, profits, monies, accruals, increments or other benefits derived or received by Sellers or Company or any associated party as the result of any such breach; and (ii) to indemnify LuxCo against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.

6.3              Best Efforts to Obtain Consents. Sellers and Company shall use their best efforts to obtain the consents of each counterparty under the Contracts Subject to Consent as promptly as practicable hereafter.

6.4              Financial Reporting. As soon as available, but in any event no later than June 27, 2013, the Sellers and the Company shall deliver to Parent or LuxCo a copy of the annual audit report for the Financial Statements including a copy of the audited consolidated balance sheet of Company as at the end of such years, and the related audited consolidated statements of income and of cash flows for such years, setting forth in each case in comparative form the figures for the previous years. The opinion as to such audit report of BDO S.p.A., or other independent certified public accountants registered with the Public Company Accounting Oversight Board, shall not contain a “going concern” or similar qualification or exception, or qualification arising out of the scope of the audit.

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ARTICLE VII
COVENANTS OF PARENT, LUXCO and BHN

7.1              Registration Statement. Parent, LuxCo and BHN jointly and severally covenant and agree that from and after the Closing, Parent shall effect the registration of the Exchange Shares in accordance with the provisions of and its obligations under the Registration Rights Agreement. The registration statement to be filed by Parent pursuant to the Registration Rights Agreement will be prepared by Loeb & Loeb LLP.

7.2              Dividend. Parent and BHN covenant and agree that as soon as practicable after the Closing, Parent shall pay an annualized dividend of $0.50 per share of Parent Common Stock, the payment date of which will be announced and approved by the then Parent’s board of directors, provided funds are legally available therefor.

7.3              Listing on NASDAQ. Parent covenants and agrees that it shall use its reasonable best efforts to ensure that Parent’s shares shall continue to be listed on NASDAQ.

7.4              Guaranty. Within 9 months from the Closing Date, Parent shall provide Sellers with a guaranty in substantially the same form of those certain guarantees Sellers has executed in favor of the lenders with respect to the Real Property assets identified in Exhibits A and B.

7.5              Side Letter. BHN shall enter into a side letter agreement with Sellers (the “Side Letter”) prior to the Closing Date, which shall provide that if Parent terminates this Agreement without there being any breach on the part of Sellers or the Company, or Sellers terminates this Agreement for breach by Parent or LuxCo, and all of the conditions to Parent’s obligations to consummate the Closing have been satisfied or waived by Parent (other than any such conditions which by their nature are to be satisfied by the Closing Date), then BHN shall pay to Sellers an amount equal to the Tax Franchise Payment (the “BHN Termination Fee”), it being understood that in no event shall BHN be required to pay the BHN Termination Fee on more than one occasion. The BHN Termination Fee shall be payable by BHN in immediately available funds by wire transfer no later than twelve (12) months after the date hereof. Prior to the date the BHN Termination Fee is due, BHN shall be permitted to locate an alternative entity with which to enter into a similar transaction. If such an alternative transaction is entered into by the Sellers, BHN shall not be required to pay the BHN Termination Fee. The Side Letter shall also provide that BHN will pay equivalent amounts if the Sellers exercises the Call Option in accordance with Section 6 of the Transaction Value Agreement, to the extent the cash portion of the Option Consideration described in Section 6(f) of the Transaction Value Agreement is insufficient to repay Sellers of the Tax Franchise amount and the other costs referred to therein.

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ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1              Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and, in the case of Company and Sellers, as reasonably requested by LuxCo or Parent, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement in order to transfer all of the Units to LuxCo and to vest in LuxCo good, valid and marketable title to the Business, free and clear of all Liens.

8.2              Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither the Company, Sellers, nor any of their Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder or by any Additional Agreement at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as required by Law or as necessary to their attorneys, accountants and professional advisors, in which instance such Persons shall be advised of the confidential nature of the terms of the transaction and shall themselves be required to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their legal counsel on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

8.3              Business Combination Tender Offer.

The parties hereto covenant and agree to comply with the business combination tender offer covenants set forth in Exhibit 8.

ARTICLE IX
CONDITIONS TO CLOSING

9.1              Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions: (a) no provision of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing, (b) there shall not be pending any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing, and (c) the Business Combination Tender Offer shall have been completed and Parent shall have accepted the shares of Parent Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer and no more than a number of shares of the Parent Common Stock equal to eighty-three percent (83%) of the IPO Shares as defined in the Parent’s Amended and Restated Memorandum and Article of Association shall have been validly tendered and not validly withdrawn prior to the expiration of the Business Combination Tender Offer.

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9.2              Conditions to Obligations of Parent, LuxCo and BHN. The obligation of Parent LuxCo, and BHN to consummate the Closing is subject to the satisfaction, or the waiver at Parent, LuxCo and BHN’s sole and absolute discretion, of all the following further conditions:

(a)                Company and Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)               All of the representations and warranties of Company and Sellers contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Company and Sellers pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) shall be true, correct and complete as of the Closing Date, in the case as (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)                There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect, regardless of whether it involved a known risk.

(d)               Parent or LuxCo shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer or comparable title of Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e)                Parent or LuxCo shall have received letters of resignation of the directors and auditors of the Company, confirming that such persons have no claims against the Company.

(f)                Parent or LuxCo shall have received audited consolidated financial statements of Company.

(g)               No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by LuxCo of Company or the effective operation of the Business by LuxCo after the Closing Date.

(h)               Parent and LuxCo shall have received all documents they may request relating to the existence of Company and the authority of Company and Sellers to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Parent and LuxCo and their legal counsel, including (i) a copy of the certificate of incorporation or comparable document of formation of Company, (ii) copies of resolutions duly adopted by the board of directors of Company authorizing this Agreement, the Additional Agreements and the transaction contemplated hereby and thereby, (iv) a recent good standing certificate regarding Company from the office of any appropriate Authority of each other jurisdiction in which Company is qualified to do business.

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(i)                 Parent and LuxCo shall be fully satisfied, in their sole discretion which shall be exercised in good faith, with the results of their and their representatives’ review of the Company, the (including any review of the capitalization, Real Property, assets, processes, systems, financial condition, and prospects of the Business), provided that no such review shall affect any representation or warranty of Company given hereunder or in any instrument related to the transactions contemplated hereby; and provided, further, that LuxCo and Parent shall notify Sellers and the Company by 9:00 a.m. CET, on June 28, 2013, time being of the essence, if they are not satisfied with the results of their review, in the absence of which notice this condition to Closing shall cease to apply and shall be deemed waived by the Parent and LuxCo.

(j)                 LuxCo shall have received copies of the consents of all the counterparties to the Contracts Subject to Consent, in form and substance reasonably satisfactory to LuxCo, and no such consent shall have been revoked.

(k)               Company shall have delivered to LuxCo documents satisfactory to LuxCo to evidence the release of all Liens on any portion of Company’s assets, including Real Property, and the filing of appropriate lien termination statements or comparable termination documents, if applicable, other than the Permitted Liens.

(l)                 Company and Sellers shall have entered into and delivered a counterpart signature page of each Additional Agreement to which it is a party.

(m)             All the expenses borne in connection with the transactions contemplated by this Agreement, other than the expenses of each of Sellers and Company, shall be paid at Closing.

(n)               Studio Associato R&P Legal - Rossotto, Colombatto & Partners, counsel to Company shall have delivered an opinion substantially in the form of Exhibit E hereto.

(o)               Company shall have delivered to LuxCo’s satisfaction updated Schedules and all such updated schedules shall be true, correct and complete as of the date with respect thereto set forth in the respective representation and warranty.

(p)               Company and Sellers acknowledge that Parent and LuxCo have entered into agreements to purchase two other companies (the “Other Companies”) on terms and conditions substantially similar to this Agreement. Parent and LuxCo must concurrently close on transactions (consisting of the transactions contemplated by this Agreement and the transactions for the Other Companies) with assets having an aggregate value of no less than $150,000,000.00.

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(q)               The parties hereto shall have purchased a directors and officers liability insurance policy for a minimum coverage amount of $10,000,000 for Parent’s pre-transaction directors and officers, which will cover the directors and officers for a period of at least three (3) years after the Closing. The policy will be paid for with funds made available in connection with the Closing.

9.3              Conditions to Obligations of Sellers and Company. The obligations of Sellers and Company to consummate the Closing is subject to the satisfaction, or the waiver at the Sellers’ discretion, of the following further conditions:

(a)                Parent, LuxCo and BHN shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)               All of the representations and warranties of Parent, LuxCo and BHN contained in this Agreement, the Additional Agreements, and in any certificate or other writing delivered by Parent, LuxCo or BHN pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date.

(c)                Company shall have received certificates signed by an authorized officer of each of Parent, LuxCo and BHN to the foregoing effect.

(d)               There shall have been no event, change, or occurrence with respect to Parent which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change.

(e)                No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, or the public trading of Parent’s shares after the Closing Date.

(f)                Each of Parent, LuxCo and BHN shall have entered into and delivered a counterpart signature page of each Additional Agreement to which it is a party.

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ARTICLE X
INDEMNIFICATION

10.1          Indemnification of Parent, LuxCo and BHN. Company and Sellers hereby agree to indemnify and hold harmless Parent, LuxCo and BHN, each of their respective Affiliates (including without limitation Parent) and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “LuxCo Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any LuxCo Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Company and Sellers contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any Actions by any third parties with respect to the Business (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date (c) the violation of any Laws in connection with or with respect to the operation of the Business on prior to the Closing Date, (d) any claims by any employee of Company, with respect to any period or event occurring on or prior to the Closing Date, or relating to the termination of employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (e) the failure of Company to pay any Taxes to any Taxing Authority or to file any Tax Return with any Taxing Authority with respect to any period ending on or prior to the Closing Date, or (f) any sales, use, transfer or similar Tax imposed on LuxCo or its Affiliates as a result of any transaction contemplated by this Agreement. The total payments made by Company or Sellers to LuxCo Indemnitees with respect to Losses shall not exceed an amount equal to ten percent (10%) of the total amount received by Sellers from the sale of the Exchange Shares and the Make-Whole Shares, as defined in the Transaction Value Agreement (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply with respect to any Losses relating to or arising under or in connection with breaches of Sections 3.10 of Exhibit 3 (Properties; Title to the Company’ Assets), Section 3.19 of Exhibit 3 (Employees), Section 3.20 of Exhibit 3 (Employee Benefits and Compensation), Section 3.21 of Exhibit 3 (Real Property) or any of clauses (b) through (f) of this Section 10.1; provided, however, LuxCo Indemnitees shall not be entitled to indemnification pursuant to this Section 10.1. unless and until the aggregate amount of Losses to all LuxCo Indemnitees equals at least $200,000.00 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, LuxCo Indemnitees shall be entitled to indemnification for the total amount of such Losses. Any breach of Section 3.1 of Exhibit 3 (Corporate Existence and Power), Section 3.3 of Exhibit 3 (Authorization), Section 3.4 of Exhibit 3 (Governmental Authorization), Section 3.10 of Exhibit 3 (Properties; Title to the Company’ Assets), Section 3.19 of Exhibit 3 (Employees), Section 3.20 of Exhibit 3 (Employee Benefits and Compensation), Section 3.21 of Exhibit 3 (Real Property) or Section 3.22 of Exhibit 3 (Tax Matters) shall not be subject to the Basket. Notwithstanding anything set forth in this Section 10.1, (i) any amounts recovered under Section 6.2(b), and (ii) any Losses incurred by any LuxCo Indemnitee arising out of the failure of Company and Sellers to perform any covenant or obligation to be performed by it at or after the Closing Date, shall not, in any such case, be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively. For the avoidance of doubt, any indemnification payment under this Agreement shall be limited to the Exchange Shares and Make-Whole Shares, or the proceeds of the sale of such Exchange Shares and Make-Whole Shares.

10.2          Indemnification of Sellers . Parent, LuxCo and BHN, jointly and severally hereby agree to indemnify and hold harmless Sellers, each of its Affiliates, and each of its members, managers, partners, directors, officers, employees, attorneys and agents and permitted assignees (the “Sellers Indemnitees”) against and in respect of any Losses incurred or sustained by any Sellers Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, of any of the representations, warranties and covenants of LuxCo contained herein. The total payments made by Parent, LuxCo or BHN to Sellers Indemnitees with respect to Losses shall not exceed the Indemnifiable Loss Limit; provided, however, Sellers Indemnitees shall not be entitled to indemnification pursuant to this Section 10.2 unless and until the aggregate amount of Losses to Sellers Indemnitees equals at least the Basket, at which time, subject to the Indemnifiable Loss Limit, the Sellers Indemnitees shall be entitled to indemnification for the total amount of such Losses. Notwithstanding anything set forth in this Section 10.2, any Losses incurred by any Sellers Indemnitee arising out of the failure of Parent, LuxCo or BHN to perform any covenant or obligation to be performed by it at or after the Closing Date including payment of the Purchase Price, shall not be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively.

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10.3          Procedure. The following shall apply with respect to all claims by either a LuxCo Indemnitee or a Sellers Indemnitee (together, “Indemnified Party”) for indemnification:

(a)                An Indemnified Party shall give the Sellers or Parent, LuxCo and BHN, as applicable, prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 or 10.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 10.1 or 10.2, except to the extent such failure materially and adversely affects the ability of Sellers or Parent, LuxCo and BHN, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)               In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 10.1 or 10.2 are applicable to such Action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 10.1 or 10.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)                If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 10.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

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(d)               If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 10.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)                If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

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10.4          Periodic Payments. Any indemnification required by Section 10.1 or 10.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

10.5          Right of Set Off. In the event that Parent, LuxCo or BHN is entitled to any indemnification pursuant to this Article X, Parent, BHN or LuxCo shall be entitled to set off any amounts owed to Sellers pursuant to Section 10.2 and/or against the amount of such indemnification. Any such set-off will be treated as an adjustment to the Purchase Price.

10.6          Payment of Indemnification. In the event that Parent, LuxCo or BHN are entitled to any indemnification pursuant to this Article, and Parent, LuxCo or BHN are unable to set off such indemnification pursuant to Section 10.5, Sellers may pay the amount of the indemnification (subject to the limitation set forth in Section 10.1) in shares of Parent Common Stock at Fair Market Value. Any payments by Sellers to a LuxCo Indemnitee will be treated as an adjustment to the Purchase Price.

10.7          Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

10.8          Survival of Indemnification Rights. Except for the representations and warranties in Section 3.1 of Exhibit 3 (Corporate Existence and Power), Section 3.3 of Exhibit 3 (Authorization), Section 3.4 of Exhibit 3 (Governmental Authorization), Section 3.10 of Exhibit 3 (Properties; Title to Company’s Assets), Section 3.15 of Exhibit 3 (Compliance with Laws), 3.19 of Exhibit 3 (Employees) Section 3.20 of Exhibit 3 (Employee Benefits and Compensation), Section 3.21 of Exhibit 3 (Real Property), Section 3.22 of Exhibit 3 (Tax Matters), Section 3.23 of Exhibit 3 (Environmental Laws), Section 3.24 of Exhibit 3 (Finder’s Fees), Section 4.1 of Exhibit 4 (Corporate Existence and Power), Section 4.2 of Exhibit 4 (Corporate Authorization), and Section 4. 6 of Exhibit 4 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of Sellers, Company, Parent, LuxCo and BHN shall survive until the twenty-four (24) months following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1 or 10.2 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of Section 10.8 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) the twenty-four (24) months following the Closing, in the case of all other representations and warranties of Sellers and Parent, LuxCo and BHN hereunder.

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ARTICLE XI
DISPUTE RESOLUTION

11.1          Arbitration.

(a)                The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (“Arbitrator”), shall be binding, final and non-appealable and not subject to this Section 11.1. The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)               If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)                The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)               The arbitration shall be held in New York, New York in accordance with and under the then current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)                On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f)                The Arbitrator may, at his discretion and at the expense of the parties who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)               The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 6.2, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

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(h)               Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)                 The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(j)                 This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

11.2          Waiver of Jury Trial; Exemplary Damages.

(a)                THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)               Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

11.3          Attorneys’ Fees. The unsuccessful party to any Action arising out of this Agreement that is not resolved by arbitration under Section 11.1 shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 11.3 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

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ARTICLE XII
TERMINATION

12.1          Termination Without Default; Expenses.

(a)                In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2013 (the “Outside Closing Date”), and no material breach of this Agreement by Parent, LuxCo, and BHN, on one hand, or Company and Sellers, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), each party hereto shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by each party hereto, giving written notice to the other at any time after the Outside Closing Date. Upon receipt of such notice, neither party shall have any further obligation to the other under this Agreement, except for those obligations that are expressly stated to survive the cancellation or termination of this Agreement. In the event this Agreement is terminated pursuant to this Section 12(a), each party shall bear its own expenses incurred in connection with this Agreement.

(b)               Parent and LuxCo shall have the right, at any time prior to the Real Property Investigation Period, time being of the essence, to terminate this Agreement for any reason or no reason whatsoever if the results of the investigations in connection with the Business, including the Real Property, are not satisfactory to Prime or LuxCo, in Prime’s or LuxCo's sole discretion, by giving notice to Sellers or Company on or before the Real Property Investigation Period. Upon receipt of such notice, neither party shall have any further obligation to the other under this Agreement, except for those obligations that are expressly stated to survive the cancellation or termination of this Agreement. In the event this Agreement is terminated pursuant to this Section 12.1(b), each party shall bear its own expenses incurred in connection with this Agreement.

12.2          Termination Upon Default.

(a)                Parent and LuxCo may terminate this Agreement by giving notice to the Sellers on or prior to the Closing Date, without prejudice to any rights or obligations Parent or LuxCo may have, if Sellers or Company shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date, and in either case, such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by the Sellers of a notice describing in reasonable detail the nature of such breach.

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(b)               The Sellers may terminate this Agreement by giving notice to Parent and LuxCo, without prejudice to any rights or obligations Sellers or Company may have, if Parent or LuxCo shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by LuxCo of a notice describing in reasonable detail the nature of such breach.

(c)                In the event this Agreement is terminated by Parent or LuxCo pursuant to Section 12.2(a) and (b), Sellers and Company shall be responsible for paying all of its own expenses and those of LuxCo incurred in connection with this Agreement.

(d)               In the event this Agreement is terminated by the Sellers pursuant to Section 12.2(c), LuxCo shall be responsible for paying all of its own expenses and those of Sellers or Company incurred in connection with this Agreement (provided, however, such expenses of Sellers shall be limited to reasonable attorney’s fees of one counsel).

12.3          Survival. The provisions of Section 11.3, as well as this Article XII, shall survive any termination hereof pursuant to Article XII.

ARTICLE XIII
MISCELLANEOUS

13.1          Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Parent, to:

Prime Acquisition Corp.
No. 322, Zhongshan East Road
Shijiazhuang
Hebei Province, 050011
People’s Republic of China
Telecopy: 650-618-2552

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with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum, Esq.
Telecopy: +1 212.504.3013

if to LuxCo, to:

Prime BHN Luxembourg S.àr.l.
13-15 Avenue de la Liberte’, L-1931
Luxembourg

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum, Esq.
Telecopy: +1 212.504.3013

if to BHN, to:

BHN LLC
6369 Mill Street, Suite 205
Rhinebeck, NY 12572
Telecopy: +1 845.876.8714
Attention: Marco Prete, Managing Member

with a copy to (which shall not constitute notice):

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Gerald S. DiFiore
Telecopy: +1 212.521.5450

if to Company, Representative or Sellers:

Francesco Rotondi
Viale San Gimignano n. 30
Milano, Italy 20146
Telecopy: +39.02.30.311.431

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with a copy to (which shall not constitute notice):

Studio Associato R&P Legal - Rossotto, Colombatto & Partners
Piazzale Luigi Cadorna n. 4
20123 Milano
Attention: Claudio Elestici
Telecopy: +39 02 8807222

13.2          Amendments; No Waivers; Remedies.

(a)                This Agreement cannot be amended, except by a writing signed by each party, or terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)               Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)                Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)               Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3          Arms’ Length Bargaining; no Presumption Against Drafter. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4          Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

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13.5          Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, provided that all the notary public fees and expenses in connection with the Deed shall be borne by the Parent.

13.6          No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.8          Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9          Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, warranty or agreement of any person in entering into this Agreement, prior or contemporaneous or any Additional Agreement, except those expressly stated herein or therein.

13.10      Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11      Construction of Certain Terms and References; Captions. In this Agreement:

(a)                References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)               The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

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(c)                Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by party.

(d)               Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)                If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)                Captions are not a part of this Agreement, but are included for convenience, only.

(g)               For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of Sellers”, “the knowledge or best knowledge of Company” or similar terms shall be deemed to include the actual or constructive knowledge of any officers or any member of the Board of Directors of Sellers and Company, after reasonable inquiry.

13.12      Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13      Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14      Waiver. Reference is made to the final prospectus of Parent, dated March 24, 2011 (the “Prospectus”). Sellers and Company have read the Prospectus and understand that Parent has established a trust account (“Trust Account”) for the benefit of the public stockholders of Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement, dated as of March 30, 2011, between Parent and American Stock Transfer & Trust Company, as trustee. For and in consideration of Parent and LuxCo agreeing to enter into this Agreement with Sellers and Company, each of Sellers and Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent, LuxCo or BHN.

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13.15      Sellers Representative.

(a)                Each Seller hereby appoints Francesco Rotondi, as such Seller’s representative to act as Representative for all purposes of this Agreement and the transactions contemplated hereby, with the right, in such capacity, in his discretion, to do any and all things and to execute any and all documents in such Stockholder’s place and stead, in any way which such Stockholder could do if personally present, in connection with this Agreement and the transactions contemplated thereby, including the authority on behalf of such Seller, without giving notice to such Seller, to take any of the following actions:

(i)                 to accept on such Seller’s behalf any amount payable to such Seller under this Agreement;

(ii)               to negotiate and otherwise deal with Parent or LuxCo, in all respects;

(iii)             to accept and give service of process and all other notices and other communications relating to this Agreement;

(iv)             to settle any dispute relating to the terms of this Agreement;

(v)               to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Agreement and power-of-attorney; and

(vi)             to act in connection with all matters relating to this Agreement and the transactions contemplated thereby, including the power to employ auditors, attorneys and other Persons in connection therewith.

(b)               Each Seller further agrees, as follows:

(i)                 Such Seller recognizes the inherent conflict of interest of Francesco Rotondi as the Representative and waives any claims with respect thereto;

(ii)               the Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of his willful misconduct, (C) may act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or under any other related agreement or document believed by him to be authorized has been authorized to do so (D) shall not be responsible for the investment of any payments received from Parent for the benefit of Sellers, and (E) shall be promptly reimbursed by Sellers, pro rata for out-of-pocket expenses incurred by him in his capacity of Representative, and such expenses shall first be satisfied from any payment paid by Parent and received by the Representative for the benefit of Sellers, prior to distribution of such payments to Sellers; and

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(iii)             If Francesco Rotondi is unable to serve or resigns as the Representative, Sellers may appoint from among their ranks a substitute Representative to replace Francesco Rotondi which individual shall have all the powers and authority granted to Francesco Rotondi by this Section 13.15. Parent and LuxCo shall accept such substitute Representative without objection; provided, however, that Francesco Rotondi shall continue to serve as the Representative until such substitute Representative has been appointed by Sellers.

(c)                At and after Closing, Parent and LuxCo shall be entitled to deal exclusively with Representative on all matters relating to this Agreement and the transactions contemplated hereby involving Sellers, or any of them, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any statements made by the Representative or documents executed or purported to be executed on behalf of any Seller by the Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Representative including the appropriate communication or delivery to Seller.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, LuxCo, Parent, BHN, Company and Sellers have each caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LUXCO:
Prime BHN Luxembourg S.àr.l.
a Luxembourg company

	By:	/s/ William YU
Name: William YU
Title: Manager

PARENT:
Prime Acquisition Corp.
a Cayman Islands company

	By:	/s/ Diana LIU
Name: Diana LIU
Title: CEO

BHN:
BHN LLC
a New York limited liability company

	By:	/s/ Marco PRETE
Name: Marco PRETE
Title: Managing Member

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COMPANY:
Seba S.r.l.

	By:	/s/ Giuseppe Pantaleo
Name: Giuseppe Pantaleo
Title: Managing Director

SELLERS:
/s/ Francesco Rotondi
Francesco Rotondi

/s/ Luca Massimo Failla
Luca Massimo Failla

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EXHIBIT 3

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND SELLERS

3.1 Corporate Existence and Power. Company is a limited liability company duly organized, validly existing and in good standing under and by virtue of the Laws of Italy. Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own, manage and operate its properties and assets, including without limitation the Real Property, and to carry on the Business as presently conducted and as proposed to be conducted and to sell it, in whole or in part, to LuxCo. Company has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of their assets, reorganization, recapitalization, dissolution or liquidation.

3.2 Units. Sellers owns all of the outstanding Units of Company, free and clear of all Liens, except for Permitted Liens.

3.3 Authorization. Company has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Company is named as a party, to perform such Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which Company is named as a party, will be at Closing, duly executed and delivered by Company, and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of Sellers and the Company, enforceable against Sellers and the Company in accordance with their respective terms.

3.4 Governmental Authorization. Sellers and the Company have obtained or completed all consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority regarding the execution, delivery and performance by Sellers and the Company of this Agreement or any Additional Agreements.

3.5 Non-Contravention. None of the execution, delivery or performance by Company of this Agreement or any Additional Agreement does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Business’ assets, including without limitation the Real Property, is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Business’ assets, including, without limitation, the Real Property.

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3.6 Consents. The Contracts listed on Schedule 3.6 are the only Contracts binding upon Company, including without limitation Real Property, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Contracts Subject to Consent”).

3.7 Financial Statements.

(d)               Attached hereto as Schedule 3.7 are (i) the unaudited consolidated financial statements of Company as of and for the fiscal years ended December 31, 2012, and 2011, consisting of the unaudited consolidated balance sheets as of such dates, the unaudited consolidated income statements for the twelve (12) month periods ended on such dates, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Financial Statements”).

(e)                The Financial Statements are complete and accurate and fairly present, in conformity with IFRS applied on a consistent basis, the financial position of Company as of the dates thereof and the results of operations of Company for the periods reflected therein. The Financial Statements (i) were prepared from the books and records of Company; (ii) were prepared on an accrual basis in accordance with IFRS consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to Company with respect to the periods then ended. Company has delivered to Parent or LuxCo complete and accurate copies of all “management letters” received by it from its accountants and all responses during the last five (5) years by lawyers engaged by Company to inquiries from its accountant or any predecessor accountants.

(f)                Except for liabilities and obligations incurred in the ordinary course of business since December 31, 2012, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Company. All debts and liabilities, fixed or contingent, which should be included under IFRS are included therein.

(g)               The balance sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of Company as of the date thereof. Except as set forth on Schedule 3.7, Company does not have any Indebtedness.

(h)               Schedule 3.7 sets forth a list of all Guarantees.

(i)                 All financial projections delivered by or on behalf of Company to Parent with respect to Company were prepared in good faith using assumptions that each of Company and Sellers believes to be reasonable and each of Company or Sellers is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have a Material Adverse Effect.

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3.8 Books and Records.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by Company. Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)                 transactions are executed only in accordance with management’s authorization;

(ii)               all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies as permitted by IFRS;

(iii)             access to assets is permitted only in accordance with management’s authorization; and

(iv)             recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) Company has heretofore made all Books and Records available to Parent and LuxCo for their inspection, and have heretofore delivered to Parent and LuxCo complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Parent or LuxCo otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to Parent or LuxCo by or on behalf of Company are accurate, complete, and authentic.

(c) All accounts, books and ledgers of Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

3.9 Absence of Certain Changes.

(a) Since December 31, 2012, the Business has been conducted in the ordinary course consistent with past practices, and there has not been:

(i) any Material Adverse Change, or in any material diminishment in the value of the Business;

(ii) any transaction, Contract or other instrument entered into, or commitment made, by Company relating to the Business or any of the Business’ assets (including without limitation the acquisition or disposition of Real Property) or any relinquishment by Company of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(iii) any bonus, salary or other compensation paid or agreed to be paid to any employee; or

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(iv) any creation or other incurrence of any Lien other than Permitted Liens on any of the Company’ assets, including without limitation the Real Property.

(b) Since December 31, 2012, through and including the date hereof, Company has not taken any action nor has any event occurred which would have violated the covenants of Sellers set forth in Section 5.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

3.10 Properties; Title to the Company’ Assets.

(a) The Tangible Assets have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. Schedule 3.10 sets forth a complete list, setting forth a description and location, of the Tangible Assets as of a date within five days of the date of this Agreement. All of the Tangible Assets are located at each property that is being contributed and is part of the Business.

(b) Company has good, valid and marketable title in and to, or, in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use each of its respective assets, free and clear of all Liens other than Permitted Liens. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, that are used or useful in the operation of the Business.

3.11 Litigation. Except as set forth on Schedule 3.11, there is no Action (or any basis therefor) pending against Company or Sellers in connection with the Business, or threatened against or affecting, Company, Sellers or any of the Business’ assets, including without limitation the Real Property or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against Company or Sellers affecting or which may affect the Business. Company is not, nor has it been in the past five (5) years, subject to any proceeding with any Authority.

3.12 Contracts.

(a) Each Contract is a valid and binding agreement, and is in full force and effect, and neither the Company, nor, to the best knowledge of Company or Sellers, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. Company, Sellers or any other party thereto has not assigned, delegated, or otherwise transferred any of their rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto or to any of the Business’ assets, including without limitation the Real Property. No Contract (i) requires Sellers to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to LuxCo or any of its Affiliates. Company has given to LuxCo true and correct (A) copies of each written Contract and (B) written summaries of each oral Contract.

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(b) The Contracts constitute all the material agreements, statements of work, arrangements, understandings and other instruments in effect to which any of the Business’ assets, including without limitation the Real Property, are bound. Schedule 3.12 lists all material Contracts, oral or written, separately referencing the applicable subsection below in each case, including:

(i) all client Contracts which have generated revenues to Company or are expected to generate revenues to Company in excess of $10,000 in any of the current or next two (2) fiscal years or any of the two (2) preceding fiscal years of Company;

(ii) all Leases;

(iii) any other Contract pursuant to which Company is required to pay, has paid or is entitled to receive or has received an amount in excess of $50,000 during the current fiscal year or any one of the two preceding fiscal years;

(iv) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts;

(v) all material sales, agency, factoring, commission and distribution contracts to which Company is a party;

(vi) all ongoing agreements for purchases or receipt by Sellers of media, supplies, equipment, goods or services (other than under Section 3.12(b)(iii) or (iv));

(vii) all joint venture, strategic alliance, limited liability company and partnership agreements to which Company is a party;

(viii) all significant documents relating to any acquisitions or dispositions of assets, including without limitation the Real Property, by Company;

(ix) all material licensing agreements, including agreements licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(x) all secrecy, confidentiality and nondisclosure agreements applicable to Company;

(xi) all contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of Company;

(xii) all guarantees, indemnification arrangements and other hold harmless arrangements made or provided by Company in connection with the Business, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xiii) all contracts or agreements pertaining to the Business to which Company is a party;

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(xiv) all agreements relating to real and tangible personal property, including any Real Property financial lease, sublease or space sharing, license or occupancy agreement;

(xv) all material agreements relating to the Business; and

(xvi) all agreements relating to outstanding Indebtedness of Company.

(c) Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.13 Insurance. Schedule 3.13 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than Company to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation or comparable insurance and other insurance policies currently in effect that insure Company and the property, assets, including without limitation the Real Property, included in the Business. Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and Company has not received any notice of cancellation or termination in respect of any such policy or default thereunder. Company believes such insurance policies, in light of the nature of the Business are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. Company has not received notice that any insurer under any policy referred to in this Section 3.13 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Except as set forth on Schedule 3.13, within the last two (2) years, Company has not filed for any claims exceeding $50,000 against any of their insurance policies. Company has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 3.13 will not be available in the future to LuxCo on substantially the same terms as now in effect.

3.14 Licenses and Permits. Schedule 3.14 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to Company, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related consents related to those Contracts subject to Consent have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Company has all Permits necessary for it to operate.

3.15 Compliance with Laws. Except as set forth on Schedule 3.15, Company is not in violation of, has violated, and, to the best knowledge of Company and Sellers, is neither under investigation with respect to nor has been threatened in writing to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor to the best knowledge of Sellers is there any basis for any such charge and within the last 24 months Company has not received any subpoenas by any Authority.

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(a) Without limiting the foregoing paragraph, Company is not in violation of, has not violated, and to the best knowledge of Sellers and Company, is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of any Law applicable to Company.

(b) No permit, license or registration is required in the conduct of the Business under any of the Laws described in this Section 3.15.

3.16 Accounts Receivable; Loans. All accounts receivables and notes of Company whether reflected on Schedule 3.16 or otherwise, represent valid obligations arising from lease agreements or services actually performed by Company in the ordinary course of business. Except as set forth on Schedule 3.16, there is no contest, claim, or right of setoff in any lease agreement with tenants or in other agreements with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note. All accounts, receivables or notes are good and collectible in the ordinary course of business. The information set forth on Schedule 3.16 separately identifies any and all accounts, receivables or notes of Company which are owed by any Affiliate of Company or Sellers.

3.17 Customers; Revenues. The list of the Company’s 10 largest customers or tenants based on revenues derived by the Company’s customers or tenants, which together with related revenue information for the Company’s December 31, 2012 and 2011 fiscal years, is attached hereto as Schedule 3.17 and is true and complete. Except as indicated on Schedule 3.17, Company has not been notified, on a formal or informal basis, of the probability or actuality or otherwise have any reason to believe that any of its customers or tenants from which Company derived revenues in excess of $100,000 in its 2011 fiscal year or in the 2012 Period (as shown on Schedule 3.22) intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with Company. Company has not received any written notice or communication from its customers or tenants to the effect that the revenues with respect to such customers or tenants should not, for the foreseeable future after the Closing, in the aggregate remain constant or increase from the amounts shown on Schedule 3.16 or why the practices of Company with respect to the billing of and collections from its customers or tenants should not, for the foreseeable future after the Closing, be able to be continued by Company on substantially the same basis.

3.18 Pre-payments. Except as set forth on Schedule 3.18, Company has not received any payments with respect to lease agreements to be paid or to any services to be rendered after the Closing.

3.19 Employees. Company has no employees.

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3.20 Employee Benefits and Compensation. There are no employee benefits plans maintained or contributed to by Company and with respect to which Company could incur or could have incurred any direct or indirect, fixed or contingent liability.

3.21 Real Property

(a) Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple, or comparable right) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected on Exhibit B. All such properties and assets (including leasehold interests) are free and clear of Liens except for the following (collectively referred to as “Permitted Lien”):

(i) those items set forth on Schedule 3.21(a);

(ii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business; or

(iii) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business.

(b) Schedule 3.21 (b) lists: (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.

(c) With respect to owned Real Property, Company has delivered or made available to Parent or LuxCo true, complete and correct copies of the deeds and other comparable instruments (as duly recorded in the appropriate cadastral offices and land registries) by which Company and Sellers acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers and Company, relating to the Real Property.

(d) With respect to any Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exists no default or event of default thereunder by Company or to the best knowledge of Sellers by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Real Property leased by Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. Company is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person.

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(e) Company and Sellers do not owe any brokerage commission with respect to any Real Property.

3.22 Tax Matters. Except as set forth on Schedule 3.22, Company has paid all Taxes due in connection with the Business, including without limitation the so-called Imposta Municipale Unica (IMU). Company has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes for which a Lien may be imposed on any of the Business’ assets which have become due.

3.23 Environmental Laws. Company has complied in all material respects with all Laws relating to pollution or the protection of the environment or human health or Hazardous Materials (“Environmental Laws”), and there is not and there has not been at any time any notice, demand, request for information, complaint, order, investigation, or review pending or, to the best knowledge of Company and Sellers, threatened by any Authority with respect to any alleged violation by Company of any Environmental Law. Company has not been requested by any Authority to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition (including removal of asbestos or any other potentially hazardous substance). All Real Property is in compliance in all material respects with all Environmental Laws and no environmental site assessments for any such Real Property have identified any violations of any Environmental Laws in connection therewith. Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Laws, including any obligations of Company. Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or assets of Company as currently carried out.

3.24 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Company or Sellers or any of their Affiliates who might be entitled to any fee or commission from Parent, LuxCo or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

3.25 Powers of Attorney and Suretyships. Except as set forth on Schedule 3.25, Company has not general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.26 Other Information. Neither this Agreement nor any of the documents or other information made available to Parent, LuxCo or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Parent or LuxCo’s due diligence review of Company, Sellers, the Real Property, the Business assets or the transactions contemplated by this Agreement and the Additional Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. Company provided Parent and LuxCo all material information regarding Company, the Business and the Real Property.

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3.27 Certain Business Practices. Neither Company, nor any director, officer, agent or employee of Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither Company, nor any of its Subsidiaries, nor any director, officer, agent or employee of Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Company) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Company or assist Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of Company that could reasonably be expected to subject Sellers to suit or penalty in any private or governmental litigation or proceeding.

3.28 Money Laundering Laws. The operations of Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving Company and the Business with respect to the Money Laundering Laws is pending or, to the best knowledge of Sellers, threatened.

3.29 OFAC. Company is not, or any of its directors or officers, agent, employee, affiliate or Person acting on behalf of Company is, currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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EXHIBIT 4

REPRESENTATIONS AND WARRANTIES OF PARENT, LUXCO AND BHN

4.1 Corporate Existence and Power. Parent is a company duly organized, validly existing and in good standing under the laws of the Cayman Island. LuxCo is a company duly organized, validly existing and in good standing under the laws of Luxembourg. BHN is a company duly organized, validly existing and in good standing under the laws of the state of New York. Parent owns all of the outstanding equity interests in LuxCo.

4.2 Corporate Authorization. The execution, delivery and performance by Parent, LuxCo and BHN of this Agreement and the Additional Agreements and the consummation by Parent, LuxCo and BHN of the transactions contemplated hereby and thereby are within the corporate powers of Parent, LuxCo and BHN, and have been duly authorized by all necessary corporate action on the part of Parent, LuxCo and BHN. Each of this Agreement and the Additional Agreements have been duly executed and delivered by Parent, LuxCo and BHN and it constitutes a valid and legally binding agreement of Parent, LuxCo and BHN, enforceable against them in accordance with its terms.

4.3 Parent Board Approval. The board of directors of Parent (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent, and (iii) determined that the transactions contemplated hereby constitutes a “Business Transaction” as such term is defined in Parent’s Amended and Restated Memorandum and Article of Association. Assuming no more than a number of shares of the Parent Common Stock equal to eighty-three percent (83%) of the “IPO Shares” as defined in the Parent’s Amended and Restated Memorandum and Article of Association, elect to redeem their Parent Common Stock in the Tender Offer, no other action on the part of Parent’s stockholders is required to consummate the transactions contemplated hereby and upon consummation thereof, Article 156 of Parent’s certificate of incorporation, as amended, shall no longer be applicable. The execution, delivery and performance by Parent of this Agreement and the Additional Agreements and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent, and have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and it constitutes a valid and legally binding agreement of Parent, enforceable against it in accordance with its terms.

4.4 Governmental Authorization. Neither the execution, delivery nor performance by Parent and LuxCo of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for any filings required to be made in connection with the Registration Rights Agreement.

4.5 Non-Contravention. The execution, delivery and performance by Parent, LuxCo and BHN of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Parent, LuxCo or BHN, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent, LuxCo or BHN.

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4.6 Finders’ Fees. Except for Stabilfin SRL, and Morgan Joseph TriArtisan LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, LuxCo, BHN or any of their Affiliates who might be entitled to any fee or commission from Sellers upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.7 Issuance of Shares. The Exchange Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of Liens.

4.8 Capitalization of Parent. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 1,886,028 shares of Parent Common Stock are issued and outstanding as of the date hereof and no shares of preferred stock are issued and outstanding. 7,080,050 warrants and 60,000 options to purchase shares of Parent Common Stock are outstanding. A unit purchase option to purchase 215,000 units (consisting of one share of Parent Common Stock and one warrant) for $12.00 per unit is issued and outstanding. No shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Law (2011 Revision) of the Cayman Islands, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound.

4.9 Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to Parent’s stockholders and warrant holders as it relates to the Business Combination Tender Offer will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Parent SEC filings or mailings).

4.10 Trust Fund. As of the date of this Agreement (and immediately prior to the Closing Date), Parent has (and will have immediately prior to the Closing Date) at least $6,453,080.40 in the trust fund established by Parent for the benefit of its public stockholders in the Trust Account, such monies invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended), and held in trust pursuant to the Investment Management Trust Agreement, dated as of March 30, 2011, between Parent and American Stock Transfer & Trust Company as trustee.

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4.11 Parent SEC Documents and Parent Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since March 24, 2011 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Sellers copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 20-F for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Reports of Foreign Private Issuer on Form 6-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. From the date of the most recent Parent SEC Document there has been no Parent Material Adverse Effect. As used in this Section 4.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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EXHIBIT 8

BUSINESS COMBINATION TENDER OFFER

(a)                Prior to the Closing Date, Prime will provide its stockholders with the opportunity to redeem their shares of Parent Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes, upon the consummation of the transactions contemplated by this Agreement (the “Business Combination Tender Offer”).

(b)               Business Combination Tender Offer Documents. Each of Parent, LuxCo, BHN, Company, and the Sellers agree to correct promptly any information provided by it for use in the Business Combination Tender Offer Documents that shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Schedule TOs, as so corrected, to be filed with the SEC, and the other Business Combination Tender Offer Documents, as so corrected, to be disseminated to holders of Parent Common Stock, in each case as and to the extent required by applicable federal securities laws.

(c)                Company Cooperation. The Company and Sellers acknowledge that a substantial portion of the filings with the SEC and mailings to Parent’s stockholders with respect to the Business Combination Tender Offer shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, each of the Company and the Sellers agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Business Combination Tender Offer Documents. Each of the Company and Sellers understands that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d)               Other Information. None of the information supplied or to be supplied by the Company and the Sellers with respect to the Company and the Sellers expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to Parent’s stockholders and warrant holders as it relates to the Business Combination Tender Offer will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and the Sellers or that is included in the SEC filings or mailings).

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EXHIBIT F

STOCKHOLDERS AGREEMENT

The following actions shall be governed by the Stockholders Agreement, pursuant to which Company shall not, without Sellers’ prior written consent:

i. amend its articles of association or comparable document;

ii. without prejudice to paragraph (v) below regarding assets, acquire or transfer, by way of merger, contribution of assets, purchase or sale of shares or assets (a) any interest in a company (excluding investments in liquid shares of limited liability entities made solely for cash management purposes), or (b) any going concern;

iii. alter in any way its registered share capital (through an increase, a reduction, a redemption or otherwise) or issue (or agree to issue) any shares, securities or any options, warrants, or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or more generally carry out any transaction concerning the distribution of share capital, voting rights and rights to the Company profits;

iv. incur additional third party indebtedness for borrowed money, save for the utilization in the ordinary course of business of any credit lines currently made available to the Company;

v. except in the ordinary course of business, (a) sell, transfer or otherwise dispose of any fixed assets of Company or (b) accept to create any new Lien over the properties or assets of Company;

vi. enter into any contract other than in the ordinary course of business;

vii. make capital expenditures, other than in the ordinary course of business;

viii. enter into any sale and lease-back arrangements whatsoever, other than in the ordinary course of business;

ix. change the debtors payment methods and policy, assessed on a country-by-country basis, or the issue of invoices or collection of receivables policies;

x. amend its accounting methods and practices;

xi. launch new activities or enter into any contract which may result in a material change in the nature or scope of the business of Company;

xii. enter into any joint-venture, unlimited liability partnership or other similar arrangement with any third party; and

xiii. amend, modify or waive any provision of the Pledge Agreement.

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